Exhibit 1.1

TRANSLATION

ARTICLES OF INCORPORATION

OF

CANON INC.

(as amended September 1, 2022)

Chapter I. General Provisions

Trade Name

Article 1. The Company shall be called CANON KABUSHIKI KAISHA, which shall be indicated in English as CANON INC.

Objects

Article 2. The objects of the Company shall be to engage in the following business:

(1)	Manufacture and sale of optical machineries and instruments of various kinds.

(2)	Manufacture and sale of acoustic, electrical and electronic machineries and instruments of various kinds.

(3)	Manufacture and sale of precision machineries and instruments of various kinds.

(4)	Manufacture and sale of medical machineries and instruments of various kinds.

(5)	Manufacture and sale of general machineries, instruments and equipments of various kinds.

(6)	Manufacture and sale of parts, materials, etc. relative to the products mentioned in each of the preceding items.

(7)	Production and sale of software products.

(8)	Manufacture and sale of pharmaceutical products.

(9)	Telecommunications business, and information service business such as information processing service business, information providing service business etc.

(10)	Contracting for telecommunications works, electrical works and machinery and equipment installation works.

(11)	Sale, purchase, leasing of real properties, contracting for construction works, design of buildings and supervision of construction works.

(12)	Manpower providing business, property leasing business and travel business.

(13)	Business relative to investigation, analysis of the environment and purification process of soil, water, etc.

(14)	Any and all business relative to each of the preceding items.

Location of Head Office

Article 3. The Company shall have its head office in Ohta-ku, Tokyo.

Corporate Organizations

Article 4. The Company shall have the following corporate organizations as well as a general meeting of shareholders and Directors:

(1)	Board of Directors;

(2)	Audit & Supervisory Board Members;

(3)	Audit & Supervisory Board; and

(4)	Accounting Auditors.

Method of Giving Public Notice

Article 5. Public notices of the Company shall be given by electronic means; provided, however, that if the Company is unable to give an electronic public notice due to an accident or any other unavoidable reason, the notice shall be given in the Nikkei.

Chapter II. Shares

Number of Shares Issuable

Article 6. The number of shares issuable by the Company shall be 3,000,000,000 shares.

Number of Shares Constituting One Unit

Article 7. Number of shares constituting one unit of the Company shall be one hundred (100) shares.

2. Shareholders who own Less-than-one-unit Shares of the Company may request that the Company sell a number of shares which, when added to the Less-than-one-unit Shares, would equal the number of shares constituting one unit; provided, however, that the Company is not obliged to do so if the Company does not own its own shares in the number which it is requested to sell.

Rights Regarding Less-than-one-unit Shares

Article 8. Shareholders of the Company are not entitled to exercise any rights regarding their Less-than-one-unit Shares other than the rights described below:

(1)	The rights provided in each item of paragraph 2, Article 189 of the Corporation Law; and

(2)	The rights to request the sale of Less-than-one-unit Shares as provided in paragraph 2 of the preceding article.

Manager of the Register of Shareholders

Article 9. The Company shall have a manager of the register of shareholders.

2. The manager of the register of shareholders and its place of handling business shall be designated by resolution of the Board of Directors and a public notice shall be given of such matters.

3. The preparation and keeping of the register of shareholders and the register of stock acquisition rights of the Company, and other operations relating to the register of shareholders and the register of stock acquisition rights shall be delegated to the manager of the register of shareholders and shall not be handled by the Company.

Regulations for Handling of Shares

Article 10. Handling business relating to shares of the Company shall be governed by the regulations for the handling of shares to be established by the Board of Directors.

Acquisition of the Company’s Own Shares

Article 11. Pursuant to the provision of paragraph 2, Article 165 of the Corporation Law, the Company may acquire the Company’s own shares by means of market transaction, etc. by resolution of the Board of Directors.

Chapter III. General Meeting of Shareholders

Convocation

Article 12. The ordinary general meeting of shareholders shall be convened in March each year and the extraordinary general meeting of shareholders shall be convened whenever necessary.

2. Unless otherwise provided by laws or ordinances, a general meeting of shareholders shall be convened by the Chairman-and-Director or the President-and-Director in accordance with a resolution of the Board of Directors.

3. If the Chairman-and-Director and the President-and-Director are unable to act, such meeting shall be convened by another Director in accordance with the order prescribed in advance by the Board of Directors.

Record Date for Ordinary General Meeting of Shareholders

Article 13. The Company shall regard the shareholders entitled to vote and written or recorded in the final register of shareholders as of the last day of each business year as the shareholders who are entitled to exercise their rights as shareholders at the ordinary general meeting of shareholders for such business year.

Measures for Providing Information in Electronic Format, etc.

Article 14. When the Company convenes a general meeting of shareholders, the Company shall take measures for providing information that constitutes the content of reference documents, etc. for the general meeting of shareholders in electronic format stipulated in Article 325-2 of the Corporation Law.

2. Among items for which the measures for providing information in electronic format will be taken, the Company may exclude all or some of those items designated by ordinances of the Ministry of Justice from statements in the paper-based documents to be delivered to shareholders who requested the delivery of paper-based documents stipulated in Article 325-5 of the Corporation Law by the record date of voting rights.

Chairmanship

Article 15. The chairmanship of a general meeting of shareholders shall be assumed by the Chairman-and-Director or the President-and-Director.

2. If the Chairman-and-Director and the President-and-Director are unable to act, such chairmanship shall be assumed by another Director in accordance with the order prescribed in advance by the Board of Directors.

Method of Adopting Resolutions

Article 16. Unless otherwise provided by laws or ordinances or by these Articles of Incorporation, resolutions at a general meeting of shareholders shall be adopted by a majority of the votes of the shareholders entitled to exercise voting rights who are present at the meeting.

2. As to the resolutions under paragraph 2, Article 309 of the Corporation Law, they shall be adopted by a vote of two-thirds or more of the voting rights at a general meeting of shareholders where the shareholders holding one-third or more of the voting rights of shareholders entitled to exercise voting rights at the general meeting of shareholders are present.

Exercise of Voting Rights by Proxy

Article 17. Shareholders may exercise their votes by proxy. Provided, however, that such proxy shall be a single shareholder of the Company entitled to vote.

Chapter IV. Director and Board of Directors

Number

Article 18. The Company shall have thirty (30) Directors or less.

Method of Election

Article 19. The Directors shall be elected by resolution of a general meeting of shareholders where the shareholders holding one-third or more of the voting rights of shareholders entitled to exercise voting rights are present.

2. The election of Directors shall not be made by cumulative voting.

Term of Office

Article 20. The term of office of Directors shall expire at the end of the ordinary general meeting of shareholders for the business year ending within one (1) year after their election.

Representative Directors

Article 21. Directors to represent the Company shall be selected by resolution of the Board of Directors.

Directors with Specific Titles

Article 22. By resolution of the Board of Directors, the Company shall select a Chairman-and-Director, a President-and-Director and other Directors with specific titles.

Convening and Presiding of the Board of Directors

Article 23. Unless otherwise provided by laws or ordinances, a meeting of the Board of Directors shall be convened and presided over by the Chairman-and-Director or the President-and-Director.

2. If the Chairman-and-Director and the President-and-Director are unable to act, such meeting shall be convened and presided over by another Director in accordance with the order prescribed in advance by the Board of Directors.

3. Notice of convocation of a meeting of the Board of Directors shall be dispatched to each Director and each Audit & Supervisory Board Member at least three (3) days before the date of such meeting; provided, however that such period may be shortened in case of urgency.

Board of Directors

Article 24. The Board of Directors shall be organized by all the Directors and, in addition to the matters provided by laws or ordinances or by these Articles of Incorporation, shall make decisions on the execution of important business of the Company.

2. The Audit & Supervisory Board Members of the Company are required to attend the Board meetings and express their opinions when they deem it necessary.

Omission of Resolution of Board of Directors

Article 25. The Company shall deem that a resolution of the Board of Directors is adopted when it meets the requirements provided in Article 370 of the Corporation Law.

Regulations of the Board of Directors

Article 26. The procedure for convening a meeting of the Board of Directors, method of adopting resolutions, etc. shall be governed, in addition to the matters provided by laws or ordinances or by these Articles of Incorporation, by the Regulations of the Board of Directors to be established by the Board of Directors.

Remuneration, etc.

Article 27. The remuneration, bonuses and other financial benefits given by the Company in consideration of the performance of the duties (hereinafter “Remuneration, etc.”) of the Directors shall be determined by resolution of a general meeting of shareholders.

Exemption from Liabilities of Directors

Article 28. Pursuant to the provision of paragraph 1, Article 426 of the Corporation Law, the Company may, by a resolution of the Board of Directors, exempt Director(s) (including former Director(s)) from damage compensation liabilities resulting from negligence of the Director’s duty to the extent permitted by laws or ordinances.

2. Pursuant to the provision of Paragraph 1, Article 427 of the Corporation Law, the Company may enter into a contract with outside Director(s) which sets forth the limitation on their damage compensation liabilities resulting from negligence of the Director’s duty, provided that the amount of the limitation on the damage compensation liabilities under the said contract shall be the amount provided by laws or ordinances.

Chapter V. Audit & Supervisory Board Member and Audit & Supervisory Board

Number

Article 29. The Company shall have five (5) Audit & Supervisory Board Members or less.

Method of Election

Article 30. The Audit & Supervisory Board Members shall be elected by resolution of a general meeting of shareholders where shareholders holding one-third or more of the voting rights of shareholders entitled to exercise voting rights are present.

Term of Office

Article 31. The term of office of Audit & Supervisory Board Members shall expire at the end of the ordinary general meeting of shareholders for the last business year ending within four (4) years after their election.

2. The term of office of a Audit & Supervisory Board Member elected to fill a vacancy shall expire with the expiration of the remaining term of office of the retired Audit & Supervisory Board Member.

Full-Time Audit & Supervisory Board Members

Article 32. The Audit & Supervisory Board shall select from among the Audit & Supervisory Board Members a full-time Audit & Supervisory Board Member(s).

Convening of the Audit & Supervisory Board

Article 33. Notice of convocation of a meeting of the Audit & Supervisory Board shall be dispatched to each Audit & Supervisory Board Member at least three (3) days before the date of such meeting; provided, however that such period may be shortened in case of urgency.

Audit & Supervisory Board

Article 34. Audit & Supervisory Board shall be organized by all the Audit & Supervisory Board Members and, in addition to the matters provided by laws, shall make decisions on matters relating to the execution of the duties of the Audit & Supervisory Board Members except to the extent that such decisions might impair any of the power of the Audit & Supervisory Board Members.

Regulations of the Audit & Supervisory Board

Article 35. The procedure for convening a meeting of the Audit & Supervisory Board, method of adopting resolutions, etc. shall be governed, in addition to the matters provided by laws or ordinances or by these Articles of Incorporation, by the Regulations of the Audit & Supervisory Board to be established by the Audit & Supervisory Board.

Remuneration, etc.

Article 36. The Remuneration, etc. of Audit & Supervisory Board Members shall be determined by resolution of a general meeting of shareholders.

Exemption from Liabilities of Audit & Supervisory Board Members

Article 37. Pursuant to the provision of paragraph 1, Article 426 of the Corporation Law, the Company may, by a resolution of the Board of Directors, exempt Audit & Supervisory Board Member(s) (including former Audit & Supervisory Board Member(s)) from damage compensation liabilities resulting from negligence of the Audit & Supervisory Board Member’s duty to the extent permitted by laws or ordinances.

2. Pursuant to the provision of paragraph 1, Article 427 of the Corporation Law, the Company may enter into a contract with outside Audit & Supervisory Board Member(s) which sets forth the limitation on their damage compensation liabilities resulting from negligence of the Audit & Supervisory Board Member’s duty, provided that the amount of the limitation on the damage compensation liabilities under the said contract shall be the amount provided by laws or ordinances.

Chapter VI. Accounting

Business Year

Article 38. The business year of the Company shall be from January 1 to December 31 each year.

Dividends from Surplus

Article 39. The Company shall pay year-end dividends to the shareholders or registered pledgees written or recorded in the final register of shareholders as of the last day of each business year.

2. By resolution of the Board of Directors, the Company may distribute interim dividends to the shareholders or registered pledgees written or recorded in the final register of shareholders as of June 30 each year.

Supplementary Provisions

1. The deletion of Article 14 (Disclosure through Internet and Deemed Delivery of Reference Documents, etc. for General Meetings of Shareholders) of the current Articles of Incorporation and the new establishment of Article 14 (Measures for Providing Information in Electronic Format, etc.) of the proposed amendment shall be effective from the date of enforcement of the revised provisions provided for in the proviso to Article 1 of the Supplementary Provisions of the Act Partially Amending the Companies Act (Act No. 70 of 2019) (hereinafter “Date of Enforcement”).

2. Notwithstanding the provision of the preceding paragraph, Article 14 of the current Articles of Incorporation shall remain effective regarding any general meeting of shareholders held on a date within six months from the Date of Enforcement.

3. These Supplementary Provisions shall be deleted on the date when six months have elapsed from the Date of Enforcement or three months have elapsed from the date of the general meeting of shareholders in the preceding paragraph, whichever is later.

(END)